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                                                                     EXHIBIT 5.1



                                 April 3, 1998


CONNECT, Inc.
515 Ellis Street
Mountain View, CA 94043


     Registration Statement on Form S-3
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Ladies and Gentlemen:

     We have examined Amendment Number Two to Registration Statement on Form S-3 (Registration No. 333-47055) (the "Registration Statement") filed by you with
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the Securities and Exchange Commission (the "Commission") on April 3, 1998 in
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connection with the registration under the Securities Act of 1933, as amended, of a total of 8,096,911 shares of your Common Stock (collectively, the "Shares")
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issued in exchange for an aggregate of 4,634,772 shares of your Series A
Preferred Stock on April 1, 1998. As your counsel in connection with this filing, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares have been legally and validly issued and are fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                  Very truly yours,


                                  VENTURE LAW GROUP
                                  A Professional Corporation


                                  /s/ VENTURE LAW GROUP